Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FIRST QUARTER 2023 RESULTS
First Quarter 2023 Revenue Increased $13.2 million or 7.0% Over First Quarter 2022
Gross Margin Improved by 150 basis points Over First Quarter 2022

SUGAR LAND, TX – May 11, 2023 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights1:

•Increased first quarter 2023 revenues to $202.3 million, up $13.2 million or 7% over the 2022 first quarter, and up nearly 9% after adjusting for unfavorable foreign currency exchange movement.
•Improved first quarter 2023 gross margin by 14% to 23.2% of revenue, up 150 basis points from the first quarter of 2022.
•Reported first quarter 2023 net loss of $24.7 million, an improvement of $13.6 million over the $38.3 million net loss in the first quarter of 2022.
•Grew consolidated Adjusted EBITDA to $4.2 million, up $10.6 million from the first quarter of 20222.
•Reduced ongoing cash selling, general and administrative expense by $5.1 million over the 2022 period, or roughly $20 million on an annualized basis.

1. Unless otherwise specified, the financial information and discussion in this earnings release is based on the Company’s continuing operations (IHT and MS segments) and excludes results of its discontinued operations (Quest Integrity).

2. See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“Our improving results clearly demonstrate the impact of our refreshed strategic plan. We exited fiscal year 2022 with increasing financial and operational strength and continued to build on that momentum in 2023, with first quarter revenue and gross margin growing 7% and 14%, respectively. Consolidated Adjusted EBITDA increased by almost $11 million and our Adjusted EBITDA margin across both of our segments significantly improved versus the prior year,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “We are pleased with these results and our employees remain focused on delivering improved margins and cash flow while maintaining best in class safety and service quality.”

“Over the last year, we made significant progress in our continuing program to improve our cost structure, reducing our ongoing cash selling, general and administrative costs by $5 million over the 2022 first quarter and improving our efficiency and utilization in the field. Our stronger operating leverage and lower cost structure drove our higher cash flow during the quarter, with nearly 80% of incremental revenue growth falling through to Adjusted EBITDA,” said Mr. Tucker. “While we are pleased with our progress to date, management remains committed to further lowering our cost structure while also pursuing accretive revenue growth.”

“Moving into the second quarter, we see increasing customer interest in our new state-of-the-art aerospace inspection facility in Cincinnati, Ohio. We expect generally higher activity levels and a more normalized market for mechanical, inspection and heat-treating services, which should provide an excellent opportunity to further capitalize on our extensive technical capabilities while profitably expanding and diversifying our revenue base. Finally, we plan to provide more details on our recent performance and our longer-term commercial, operational, and strategic growth plans in the coming months,” concluded Tucker.

Financial Results

On November 1, 2022, the Company closed the sale of its Quest Integrity business. Financial information, performance metrics and discussions for comparative period 2022 are based on the Company’s continuing operations (Inspection and Heat Treating (IHT) and Mechanical Services (MS) segments) and exclude results of discontinued operations (Quest Integrity) except where stated otherwise.

First quarter revenues were up $13.2 million to $202.3 million as compared to $189.0 million in the prior-year quarter, primarily due to higher callout and turnaround activity in TEAM’s IHT segment and higher activity levels in TEAM’s leak repair and hot tapping services across the MS segment. Unfavorable foreign exchange rate movements in the 2023 first quarter reduced consolidated revenue growth by $3.2 million. In the first quarter of 2023, consolidated gross margin was $47.0 million, or 23.2% of revenue, up 150 basis points from 21.8%, or $41.1 million, in the same quarter a year ago. Gross margin was positively impacted by direct margin improvement and lower indirect costs as a percent of revenue attributable to the Company’s ongoing expense reduction program, improved pricing, and favorable project mix.

Selling, general and administrative expenses for the first quarter were $54.7 million, down $8.8 million, or 13.8% from the first quarter of 2022, mainly due to savings from the Company’s ongoing cost reduction efforts and lower professional fees. After adjusting for expenses not representative of TEAM’s ongoing operations, and removing $6.2 million and $4.7 million, respectively, of noncash expenses consisting of depreciation and amortization and share based compensation, cash selling, general and administrative expenses declined by $5.1 million, or $20.4 million on an annualized basis.

Consolidated net loss from operations in the first quarter of 2023 was $24.7 million ($5.69 loss per share) compared to a net loss from continuing operations of $38.3 million ($10.17 loss per share) in the first quarter of 2022. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, a non-GAAP financial measure, was a loss of $5.7 million in the first quarter compared to a loss of $15.2 million in the prior year’s comparable quarter. Consolidated Adjusted EBITDA, a non-GAAP financial measure, was $4.2 million for the first quarter of 2023 compared to a negative $6.4 million for the prior year quarter, with the improvement driven by the factors noted above. (See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.)

Adjusted net loss, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s ongoing operations. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is presented at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended March 31, 2023 and 2022 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,		Better (Worse)
	2023	2022	$	%
Revenues
IHT	$101,829	$95,595	$6,234	6.5%
MS	100,448	93,441	7,007	7.5%
	$202,277	$189,036	$13,241	7.0%

Operating income (loss)
IHT	$4,723	$134	$4,589	NM
MS	3,193	513	2,680	NM
Corporate and shared support services	(15,662)	(23,054)	7,392	32.1%
	$(7,746)	$(22,407)	$14,661	65.4%
NM = Not meaningful

Revenues. IHT revenues increased by $6.2 million or 6.5% and benefited from an $8.8 million or 11% increase in IHT U.S. revenue due to higher callout and turnaround activity in all regions, a $1.1 million increase in IHT international revenue, and a $0.3 million increase in aerospace revenue. This increase was partially offset by a $4.1 million decrease in Canada due to a customer contract completion. MS revenue increased by $7.0 million or 7.5% attributable to a $4.0 million or 8% increase in U.S. revenue due to higher activity in leak repair and hot tapping services, a $2.8 million revenue increase in MS Canada, and a $1.3 million increase in TEAM’s valves business, partially offset by a $1.0 million decrease in other international regions.

Operating income (loss). IHT operating income increased by $4.6 million due to higher activity in the U.S. and lower overhead costs, partially offset by lower revenue in Canada related to the completion of a customer contract in the current period. MS operating income increased by $2.7 million as compared to the prior year quarter, primarily from TEAM’s U.S. and Canada operations as well as lower overhead costs and realized efficiency gains in equipment centers during the current quarter compared to prior year quarter. Operating income from U.S. operations increased by $1.4 million and operating income from Canada operations increased by $1.2 million. Corporate operating loss decreased by $7.4 million due to lower professional fees in the current quarter compared to the prior year quarter and lower overall costs due to the Company’s ongoing cost reduction efforts. TEAM continues to experience cost inflation in several areas across all segments, such as raw materials, transportation, and labor costs.

Liquidity

At March 31, 2023, the Company had $63.7 million of total liquidity, consisting of consolidated cash and cash equivalents of $26.4 million, (excluding $5.5 million of restricted cash) and $37.3 million in undrawn availability under its various credit facilities.

At May 9, 2023, the Company had $49.3 million of total liquidity, consisting of consolidated cash and cash equivalents of $21.9 million (excluding $5.2 million of restricted cash) and approximately $27.4 million of undrawn availability under its various credit facilities.

The Company’s total debt as of March 31, 2023 was $288.9 million as compared to $285.9 million as of fiscal year ended 2022. The Company’s net debt (total debt less cash and cash equivalents) was $257.1 million at March 31, 2023. The Company typically experiences negative working capital in the run up to the higher activity routinely experienced during the spring and fall turnaround seasons, which historically reverses after the turnaround season concludes.

As part of its operational and financial turnaround plan, the Company continues to evaluate options to address its capital structure and is in active and advanced discussions regarding a comprehensive refinancing to address the upcoming maturity of its $41.2 million convertible notes that mature in August 2023.

Quarterly Earnings Call

The Company will not host an earnings call this quarter due to its previously announced strategic review process and the ongoing execution of its operational and financial turnaround plan; however, the Company plans to provide more detailed updates on its recent performance and progress in the coming months.

Non-GAAP Financial Measures

The non-GAAP financial measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
	(unaudited)	(unaudited)
Revenues	$202,277	$189,036
Operating expenses	155,275	147,908
Gross margin	47,002	41,128
Selling, general, and administrative expenses	54,748	63,519
Restructuring and other related charges, net	—	16
Operating loss	(7,746)	(22,407)
Interest expense, net	(16,741)	(18,579)
Other income, net	635	3,179
Loss before income taxes	(23,852)	(37,807)
Less: (Provision) benefit for income taxes	(859)	(526)
Net loss from continuing operations	$(24,711)	$(38,333)
Net income from discontinued operations	—	5,871
Net loss	(24,711)	(32,462)
Loss per common share:
Basic and diluted	$(5.69)	$(10.17)

Weighted-average number of shares outstanding:
Basic and diluted	4,344	3,770

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2023	2022
	(unaudited)

Cash and cash equivalents	$31,869	$58,075

Other current assets	279,739	289,478

Property, plant, and equipment, net	134,520	138,099

Other non-current assets	129,064	130,993

Total assets	$575,192	$616,645

Current portion of long-term debt and finance lease obligations	284,102	280,993

Other current liabilities	148,669	167,871

Long-term debt and finance lease obligations, net of current maturities	4,841	4,942

Other non-current liabilities	43,442	45,079

Stockholders’ equity	94,138	117,760

Total liabilities and stockholders’ equity	$575,192	$616,645

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION[1]
(in thousands)

	Three Months Ended March 31,
	2023	2022
	(unaudited)

Net loss	$(24,711)	$(32,462)

Depreciation and amortization expense	9,546	10,031

Amortization of debt issuance costs and debt discounts	8,486	4,936

Deferred income taxes	(37)	(799)

Non-cash compensation cost	382	(624)

Write-off of deferred loan costs	—	2,748

Other	(11,429)	(33,836)

Net cash used in operating activities	(17,763)	(50,006)

Capital expenditures	(2,692)	(7,068)

Proceeds from disposal of assets	332	3,026

Net cash used in investing activities	(2,360)	(4,042)

Borrowings (payments) under ABL Facility, net	(6,001)	42,689

Payments for debt issuance costs	—	(10,345)

Issuance of common stock, net of issuance costs	—	9,767

Other	(235)	(145)

Net cash (used in) provided by financing activities	(6,236)	41,966

Effect of exchange rate changes	153	465

Net change in cash and cash equivalents	$(26,206)	$(11,617)

1        Consolidated statements of cash flow for 2022 includes cash flows from discontinued operations.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Revenues
IHT	$101,829	$95,595
MS	100,448	93,441
	$202,277	$189,036

Operating income (loss)
IHT	$4,723	$134
MS	3,193	513
Corporate and shared support services	(15,662)	(23,054)
	$(7,746)	$(22,407)

Segment Adjusted EBIT[1]
IHT	$4,763	$150
MS	3,469	513
Corporate and shared support services	(13,953)	(15,848)
	$(5,721)	$(15,185)

Segment Adjusted EBITDA[1]
IHT	$7,817	$3,404
MS	8,222	5,397
Corporate and shared support services	(11,832)	(15,156)
	$4,207	$(6,355)

___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and Adjusted EBIT to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, restructuring charges, certain severance charges, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes from consolidated Adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, restructuring charges, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes from segment Adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance that are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBIT and segment Adjusted EBITDA is also used as a basis for the chief operating decision maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP financial measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2023	2022
Adjusted Net Loss:
Net loss	$(24,711)	$(38,333)
Professional fees and other[1]	1,721	5,344
Legal costs[2]	—	528
Severance charges, net[3]	305	1,350
Tax impact of adjustments and other net tax items4	(78)	(4)
Adjusted net loss	$(22,763)	$(31,115)

Adjusted net loss per common share:
Basic and diluted	$(5.24)	$(8.25)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(24,711)	$(38,333)
Provision for income taxes	859	526
Gain on equipment sale	(303)	(2,313)
Interest expense, net	16,741	18,579
Professional fees and other[1]	1,721	5,344
Legal costs[2]	—	528
Severance charges, net[3]	305	1,350
Foreign currency gain	(177)	(662)
Pension credit[5]	(156)	(204)
Consolidated Adjusted EBIT	(5,721)	(15,185)
Depreciation and amortization
Amount included in operating expenses	3,719	4,158
Amount included in SG&A expenses	5,827	5,296
Total depreciation and amortization	9,546	9,454
Non-cash share-based compensation costs	382	(624)
Consolidated Adjusted EBITDA	$4,207	$(6,355)

Free Cash Flow:
Cash provided by (used in) operating activities	$(17,763)	$(55,975)
Capital expenditures	(2,692)	(6,137)
Free Cash Flow	$(20,455)	$(62,112)
____________________________________
1    For the three months ended March 31, 2023, includes $1.7 million related to costs associated with corporate support costs. For the three months ended March 31, 2022, includes $4.7 million related to costs associated with the debt financing and $0.6 million of corporate support costs.
2     For the three months ended March 31, 2022, primarily relates to accrued legal matters and legal fees.
3    For the three months ended March 31, 2023, includes $0.3 million primarily related to customary severance costs associated with staff reductions. For the three months ended March 31, 2022, includes $1.3 million related to customary severance costs associated with executive departures.
4    Represents the tax effect of the adjustments.
5    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$4,723	$134
Severance charges, net[1]	40	16
Adjusted EBIT	4,763	150
Depreciation and amortization	3,054	3,254
Adjusted EBITDA	$7,817	$3,404

MS
Operating income	$3,193	$513
Severance charges, net[1]	256	—
Other project costs	20	—
Adjusted EBIT	3,469	513
Depreciation and amortization	4,753	4,884
Adjusted EBITDA	$8,222	$5,397

Corporate and shared support services
Net loss	$(32,627)	$(38,980)
Provision for income taxes	859	526
Gain on equipment sale	(303)	(2,313)
Interest expense, net	16,741	18,579
Foreign currency gain	(177)	(662)
Pension credit[2]	(156)	(204)
Professional fees and other[3]	1,701	5,344
Legal costs[4]	—	528
Severance charges, net[1]	9	1,334
Adjusted EBIT	(13,953)	(15,848)
Depreciation and amortization	1,739	1,316
Non-cash share-based compensation costs	382	(624)
Adjusted EBITDA	$(11,832)	$(15,156)
___________________
1    For the three months ended March 31, 2023, includes $0.3 million primarily related to customary severance costs associated with staff reductions. For the three months ended March 31, 2022, includes $1.3 million related to customary severance costs associated with executive departures.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.
3    For the three months ended March 31, 2023, includes $1.7 million related to costs associated with corporate support costs. For the three months ended March 31, 2022, includes $4.7 million related to costs associated with the debt financing and $0.6 million of corporate support costs.
4     For the three months ended March 31, 2022, primarily relates to accrued legal matters and legal fees.